SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2007

AMERITYRE CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	87-0535207
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

1501 Industrial Road, Boulder City, Nevada  89005

(Address of principal executive office)

Registrant's telephone number, including area code: (702) 294-2689

Copies to:

John C. Thompson, Esq.

John C. Thompson, LLC

1371 East 2100 South, #202

Salt Lake City, Utah 84105

Phone: (801) 363-4854

Fax: (801) 606-2855

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

Effective May 2, 2007, we completed the private placement of our securities in the form of units (the “Units”) at a price of $14 per Unit for an aggregate purchase price of $3,850,000. Each Unit consists of four (4) shares of common stock and two (2) warrants to purchase one share of common stock, exercisable for two years at an exercise price of $4.50 per share.  We sold an aggregate of 275,000 Units, or 1,100,000 shares and 550,000 warrants. The net proceeds we received from the private placement were approximately $3,100,000, after deducting placement agent commissions and expenses. The expenses associated with the private placement included reimbursement of certain expenses incurred by our placement agent over the past 12 months, as well as commissions attributable to certain prior fund raising activities by us that were payable only upon the completion of the private placement.

The securities underlying the Units are subject to registration rights.  We are obligated to file a registration statement with the U.S. Securities and Exchange Commission (the “Commission”) not later than 15 days after the closing date of the offering and to use our best efforts to cause the registration statement to be declared effective within 60 days after the closing date or, if earlier, within five business days after we are notified that the registration statement will not be reviewed or is no longer subject to further review and comment by the Commission.     If the registration is not filed or declared effective by the respective deadlines, we will be obligated to pay liquidated damages at the rate of one percent of the aggregate purchase price of the Units each month until the failure is cured. We will bear all of the expenses of the registration.

We believe the offer and sale of the securities described above were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D there under because the securities were sold in a transaction not involving a public offering.

Item 8.01 Other Events

We are currently engaged in discussions with a major foreign conglomerate (the “Potential Transaction Party”) regarding a potential strategic relationship. We have discussed with the Potential Transaction Party the general terms for jointly developing a polyurethane passenger car tire. It is anticipated that the proposed joint development agreement would include provisions for: (a) us to design and engineer the tooling to manufacture a radial polyurethane passenger car tire based on the tire specifications and tread design provided by the Potential Transaction Party; (b) the Potential Transaction Party to provide the tooling necessary to manufacture the radial polyurethane passenger car tire; and (c) us to manufacture a sufficient quantity of radial polyurethane passenger car tires so that we can complete safety testing required under US Federal Motor Vehicle Safety Standard (FMVSS) 109 and the Potential Transaction Party can complete safety testing required under the applicable foreign jurisdiction. Each party would bear its own costs for the development and testing.  The general time frame under discussion for completion of the joint development program is to be approximately five (5) to six (6) months from execution.

In addition to the joint development project outlined above our discussions with the Potential Transaction Party have included the potential sale by us to the Potential Transaction Party of shares of common stock representing a 50% post-transaction equity interest.  The proposed equity ownership is subject to further due diligence by the Potential Transaction Party and the negotiation of definitive terms for the transaction, including the purchase price for the shares of common stock and the negotiation of a definitive agreement.  In addition to the acquisition of the 50% post-transaction equity interest in the Company, the Potential Transaction Party would have the right, but not the obligation, to maintain its 50% ownership interest going forward.

The proposed equity ownership transaction would also require approval of our shareholders to increase our authorized capital stock and comply with NASDAQ requirements. We cannot predict whether our discussions with the Potential Transaction Party will ultimately result in a transaction or series of transactions. Further, even if agreements are reached, the terms of any such agreements could differ significantly from the proposed terms identified above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  May 2, 2007

AMERITYRE CORPORATION

By: /S/ Richard A. Steinke

Richard A. Steinke

Chief Executive Officer and President